Exhibit 99.1

Lincoln National Corporation

Offers to Exchange Any and All of Its Outstanding

7.00% Capital Securities due 2066 (CUSIP 534187 AS8)

6.05% Capital Securities due 2067 (CUSIP 534187 AU3)

For an Equivalent Principal Amount of Subordinated Notes

and

Solicitation of Consents to Amend the Related Capital Securities Indentures

The Exchange Offers will expire at 5:00 p.m., New York City time, on August 9, 2021, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Tenders of Capital Securities and associated consents may be validly withdrawn at any time prior to the Expiration Date. Holders may revoke their consents only by withdrawing the Capital Securities they have tendered. Following the Expiration Date, tenders of Capital Securities may not be validly withdrawn unless required by law.

To tender a series of Capital Securities in the Exchange Offers and deliver consents in the Consent Solicitations, Holders may tender their Capital Securities and thereby deliver the related consents pursuant to the Exchange Offers on or before the Expiration Date if the conditions set forth below are met.

Holders of Capital Securities tendering their Capital Securities for exchange will be deemed to have validly delivered their consent with respect to such tendered Capital Securities to the Proposed Amendments to the applicable Capital Securities Indenture under which such tendered Capital Securities were issued. Tenders of Capital Securities and accompanying deliveries of consents may be validly withdrawn or revoked, as applicable, at any time until 5:00 p.m., New York City time, on August 9, 2021, unless extended, but except as provided herein or required by law, may not be withdrawn or revoked after such time.

July 7, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is the preliminary prospectus (as it may be amended or supplemented from time to time, the “Prospectus”) contained in the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the “Registration Statement”), as filed with the SEC on July 7, 2021, relating to the Prospectus of Lincoln National Corporation, an Indiana corporation (the “Company,” “we,” “our” or “us”). The Company hereby offers to exchange for Subordinated Notes to be issued by the Company any and all Capital Securities (as defined in the Prospectus) from the registered holders thereof (each, a “Holder”). Each offer to exchange (each, together with the corresponding consent solicitations, an “Exchange Offer” and collectively, the “Exchange Offers,”) a series of Capital Securities is being made upon the terms and subject to the conditions set forth in the Prospectus. Subject to the terms and conditions set forth in the Prospectus, we intend to accept for exchange all Capital Securities validly tendered and not validly withdrawn on or prior to the Expiration Date if the Minimum Exchange Condition (as defined in the Prospectus) is satisfied and the other conditions set forth in the Prospectus are satisfied. Even if the Minimum Exchange Condition is not satisfied, we may waive the Minimum Exchange Condition, the other conditions as set forth in the Prospectus (except the condition that the Registration Statement has been declared effective by the SEC) and accept for exchange all Capital Securities validly tendered and not validly withdrawn on or prior to the Expiration Date. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

The Exchange Offers will expire at 5:00 p.m., New York City time, on August 9, 2021, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Tenders of Capital Securities and associated consents may be validly withdrawn at any time prior to the Expiration Date. Holders may revoke their consents only by withdrawing the Capital Securities they have tendered. Following the Expiration Date, tenders of Capital Securities may not be validly withdrawn unless required by law.

To tender a series of Capital Securities in the Exchange Offers and deliver consents in the consent solicitations, Holders may tender their Capital Securities and thereby deliver the related consents pursuant to the Exchange Offers on or before the Expiration Date if the conditions set forth in the Prospectus are met.

The Prospectus is first being sent to Holders on July 7, 2021. Only Holders of record of the Capital Securities, as reflected in the records of the Trustee, are eligible to tender their Capital Securities and consent to the Proposed Amendments. Pursuant to authority granted by DTC, if you are a DTC participant that has Capital Securities credited to your DTC account, you may directly tender your Capital Securities and deliver a consent as if you were the record holder. However, if you are a beneficial owner of Capital Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Capital Securities in the Exchange Offers, you should contact the record holder promptly and instruct the record holder to tender the Capital Securities and thereby deliver a consent on your behalf using one of the procedures described above.

Any Holder wishing to tender Capital Securities and deliver consent must either (a) request the Holder’s custodian to effect the transaction or (b) tender (and thereby deliver) Capital Securities, through DTC (pursuant to its ATOP) in accordance with the procedures set forth in the Prospectus.

As described in the Prospectus, Holders who tender Capital Securities in an Exchange Offer will be deemed to have validly delivered their consent to the Proposed Amendments with respect to such tendered Capital Securities Indenture under which such tendered Capital Securities were issued. Tenders of Capital Securities and accompanying deliveries of consents may be validly withdrawn or revoked, as applicable, at any time until 5:00 p.m., New York City time, on August 9, 2021, unless extended, but except as required by law, may not be withdrawn or revoked after such time. No accrued but unpaid interest will be paid in connection with the Exchange Offers.

If certain requirements set forth in the Prospectus are met, the Company has agreed, promptly after the Expiration Date, to pay a soliciting dealer fee equal to $2.50 for each $1,000 principal amount of the Capital Securities that are validly tendered and accepted for exchange pursuant to the Exchange Offers to retail brokers that are appropriately designated by their beneficial holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of such Capital Securities is $500,000 or less.

If the conditions applicable to the Exchange Offers and consent solicitations are not satisfied, as more fully described in the Prospectus, the Company may waive any condition applicable to the Exchange Offers or the consent solicitations, including the Minimum Exchange Condition (except the condition that the Registration Statement has been declared effective by the SEC), and may terminate, extend or amend either or both of the Exchange Offers and the consent solicitations and the applicable withdrawal deadline thereunder.

Capital Securities of a series may be tendered and related consents may be delivered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Capital

Securities must continue to hold Capital Securities in at least the authorized minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Proposed Amendments and Considerations

The purpose of the Exchange Offers is to exchange Capital Securities, which do not contain provisions to transition to a new reference rate in the event that LIBOR is unavailable, for the higher ranking, series of Subordinated Notes to be issued by the Company which will include benchmark transition provisions in the event that 3-month LIBOR, the reference rate used to determine the interest rate on the Capital Securities and the Subordinated Notes is unavailable. In addition to the Exchange Offers, the Company is conducting consent solicitations as part of the Company’s ongoing management of its consolidated debt profile, including to provide additional flexibility and to remove certain terms and conditions from the Capital Securities that have not been included in other recent public offerings of subordinated debt securities by issuers in similar industries as the Company. The proper tender of the Capital Securities will constitute an automatic consent to the Proposed Amendments to the relevant Capital Securities Indentures. The Proposed Amendments would (i) delete Section 4.3 (“Trigger Events”) of each of the Capital Securities Indentures in its entirety, (ii) delete Section 6.3 (“Obligation to Effect Certain Sales of Qualifying Securities; Alternative Coupon Satisfaction Mechanism”) of each of the Capital Securities Indentures in its entirety, and (iii) delete references to “trigger event” and “trigger period” and provisions related to the “alternative coupon satisfaction mechanism” from Sections 4.1 (“Optional Deferral of Interest”), 4.2 (“Notices of Deferral and Trigger Period”) and 6.2 (“Certain Restrictions During Optional Deferral Periods or Following a Trigger Event”) of each of the Capital Securities Indentures.

Minimum Exchange Condition

The consummation of each Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed in the section titled “The Exchange Offers and Consent Solicitations—Certain Conditions to the Exchange Offers and Consent Solicitations” of the Prospectus, including the condition that at least a majority of the outstanding aggregate principal amount of the relevant series of Capital Securities outstanding are validly tendered and not properly withdrawn (the “Minimum Exchange Condition”). The Company may, at its option and in its sole discretion, waive any such conditions, including the Minimum Exchange Condition (except the condition that the Registration Statement has been declared effective by the SEC). For your information and for forwarding to your clients for whom you hold Capital Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

(1)	the Prospectus;

(2)	a Soliciting Dealer Form; and

(3)

a printed form of letter, which may be sent to your clients for whose accounts you hold Capital Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers and consent solicitations.

The Company anticipates that The Depository Trust Company (“DTC”) or its nominee will execute an omnibus proxy in favor of DTC Participants holding the Capital Securities which will authorize each such DTC Participant to consent to the Proposed Amendments with respect to the principal amount of Capital Securities shown as owned by such DTC Participant on the books of DTC. For purposes of the consent solicitations, the term “Holder” shall be deemed to include DTC Participants, and it is anticipated that DTC will authorize participants to execute consents as if they were Holders of record.

WE URGE YOU TO CONTACT CLIENTS FOR WHOM YOU HOLD ANY CAPITAL SECURITIES AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Except for the soliciting dealer fee, the Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent and Information Agent and the Trustee) in connection with the Exchange Offers. You will be reimbursed for reasonable and customary expenses incurred by you in forwarding the enclosed materials to your clients.

Any inquiries you may have with respect to the Exchange Offers and consent solicitations should be addressed to Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., the Dealer Managers for the Exchange Offers and consent solicitations, at the address and telephone number set forth on the back cover of the Prospectus. Additional copies of the enclosed material may be obtained from Global Bondholder Services Corporation, the Exchange Agent and Information Agent, by telephone at (212) 430-3774, by email at contact@gbsc-usa.com or by mail at the address set forth on the back cover of the Prospectus.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

HSBC SECURITIES (USA) Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE SOLICITATION AGENT OR THE EXCHANGE AGENT AND INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Prospectus does not constitute an offer to exchange Capital Securities in any jurisdiction in which it is unlawful to make such offer under applicable securities or blue sky laws. The delivery of the Prospectus shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of any time subsequent to the date thereof or, in the case of information incorporated therein by reference, subsequent to the date thereof, or that there has been no change in the information set forth therein or incorporated therein or in the affairs of the Company or any of its affiliates since the date thereof.

IMPORTANT: The Capital Securities must be delivered to the Exchange Agent on or before the Expiration Date prior to 5:00 p.m., New York City time, on August 9, 2021 (unless such date is extended by the Company) with respect to Holders wishing to participate in the Exchange Offers.